(Exhibit 99)

COOPER TIRE & RUBBER COMPANY
701 Lima Ave. • Findlay, OH 45840 (419) 423-1321 • www.coopertire.com [COOPER LOGO] COMMUNICATIONS	NEWS RELEASE

COMPANY CONTACT:	Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE July 17, 2003

COOPER TIRE & Rubber Company Reports
Record Third Quarter Sales

Third Quarter Highlights

•	Net sales increased 9 percent to a new third quarter record
•	Tire Group sales increased 13 percent to all-time record
•	Tire Group operating profit increased 23 percent
•	Automotive Group sales increased 3 percent to a third quarter record

FINDLAY, OHIO, OCTOBER 16, 2003 — COOPER TIRE & Rubber Company (NYSE:CTB) today reported a 9 percent year-over-year increase in net sales, achieving a third quarter company record. Total net sales for the company increased to $913 million in the quarter ended September 30, 2003 compared to $839 million in the same period last year as the Tire Group achieved an all-time sales record and the Automotive Group achieved a third quarter record.

From the record sales, the Company generated net income of $18 million, or earnings per share of 24 cents. Excluding restructuring expense of $5 million or 5 cents per share, the company earned 29 cents per share. This result compares to reported earnings of $23 million or 31 cents per share in the third quarter of last year.

For the first nine months of the year, Cooper generated net sales of $2.5 billion and net income of $46 million, compared to net sales of $2.5 billion and net income of $88 million in the first nine months of 2002.

Automotive Group Operations

The Automotive Group’s third quarter sales totaled $392 million, an increase of 3 percent compared to last year’s third quarter sales of $381 million. A significant increase in new business and positioning on platforms with strong volumes outweighed the impact of lower overall light vehicle production in North America and pricing concessions on sales. Foreign currency exchange rates also had a positive impact on sales. In North America, the Automotive Group’s sales declined by approximately 1 percent, outpacing the industry overall in which light vehicle production declined by 5 percent.

The Company’s international automotive component sales increased by 15 percent during the quarter while light vehicle production in Europe and South America declined by 3 percent and 5 percent, respectively. New business and the impact of foreign currency exchange rates drove international sales higher and more than offset the impact of lower vehicle production.

New business and products accounted for $43 million in sales during the quarter.

Automotive Group operations generated operating profit, pre-restructuring of $16 million during the quarter compared to $29 million one year ago. The lower profitability was largely the result of lower overall production volume on existing platforms, pricing concessions to customers who are increasingly aggressive in their demands of suppliers, and higher scrap rates in the Company’s sealing operations. These were partially offset by the incremental profit generated from new business and continuing cost savings through lean initiatives.

Tire Group Operations

The Company’s Tire Group reported all-time record net sales of $526 million in the quarter, up 13 percent compared to $464 million in the third quarter of 2002. Total tire unit sales increased by 11 percent.

The Company gained market share during the quarter in nearly every category of light vehicle tires. In passenger tires, the company increased share in the broadline category to better than 20 percent, P-Metric SUV tires to better than 15 percent and high performance tires to a market share now in excess of 5 percent. In light truck tires, the Company’s market share exceeded 21 percent in the quarter. Sales of Cooper’s high performance tire lines, including the Zeon 2XS and the Zeon XST sport truck tire, increased significantly as did the sales of P-Metric SUV tires, which improved product mix. Overall, net sales of the Company’s house brand tires increased by 16 percent and unit sales increased by 13 percent.

Third quarter operating profit for the Tire Group was $34 million, compared to $27 million in the same period last year. The improvement was the result of record sales, higher production volumes and improved overhead absorption, and improved product mix. These were partially offset by higher raw material costs, higher labor and overtime expense, an increase in the provision for customer volume rebates and higher freight costs.

During the quarter, the Company reviewed its reserves for tire product warranties. This review resulted in an increase to our regular warranty accrual and a reduction of the estimated enhanced product warranty costs established in connection with the settlement of class action suits during 2001. The net impact of this review was a reduction of total warranty accruals of $1.6 million.

Cost Savings and Lean Initiatives

Continuing focus on lean initiatives resulted in savings of $37 million during the quarter. Additionally, Cooper continues to progress in its restructuring projects in order to optimize its cost structure. Restructuring charges, related primarily to the Company’s decision to close two automotive plants, totaled $5 million during the quarter.

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “Tire demand picked up late in the second quarter and continued strong right through the third quarter. As we have been saying, we expected the market to turn around in the second half of the year and it certainly has. In fact, orders throughout the quarter were so strong that our fill rates were below our target of 95 percent, leaving some additional sales to carry into the fourth quarter. Following this strong quarter, we have now gained market share on a year-to-date basis in light truck tires and we have closed the gap significantly in passenger tires.”

“In our Automotive Group, new business contributed $43 million in sales to the record quarter,” Dattilo continued. “We had a solid quarter and were able to grow our total sales even though light vehicle production was down.”

Outlook

“We are optimistic about improving conditions in the tire industry. We expect the improving economy and consumer confidence to spur increasing replacement tire demand. We expect those same factors to support light vehicle production at current levels through the end of the year and increasing in models that are important to us next year. As the market comes back, we are finding ways to outpace our competitors and our industries. We have outstanding relationships with some of the best customers in the industry and we are growing our business as they grow theirs. This should result in an additional 4 — 5 million unit sales next year.”

“Continued market share gains will push us to near or beyond our existing tire production capacity in several product lines. We will continue to advance our Asian strategy to meet the capacity shortfall and keep our costs down.

“In our automotive components business we will continue to benefit from new business and our restructuring and lean initiatives. As always, our plan is to continue to grow by outpacing our competitors and our industry. As we execute our plans, we should have a solid fourth quarter with earnings in range of 40 - 45 cents per share, despite stubbornly high raw material prices,” Mr. Dattilo concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, specializes in the manufacture and marketing of products for the global automotive industry. Products include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment, as well as sealing, trim, NVH control systems and fluid handling systems. Cooper has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertireandrubber.com.

Forward-Looking Statements

This press release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters which the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents which currently exist,
•	increased competitive activity, including the inability of the Tire segment to obtain price increases to offset higher production or material costs,
•	the failure to achieve expected sales levels,
•	consolidation among the Company’s competitors and customers,
•	technology advancements,
•	unexpected costs and charges, including those associated with new vehicle launches,
•	fluctuations in raw material and energy prices, including those of both crude petroleum and natural gas and the unavailability of such raw materials or energy sources,
•	changes in interest and foreign exchange rates,
•	increased pension expense resulting from continued poor investment performance of the Company’s pension plan assets and changes in discount rate and expected return on plan assets assumptions,
•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act,
•	the cyclical nature and overall health of the global automotive industry, and the impact of the inability of the Company’s customers to meet their sales and production goals,
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons,
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers,
•	litigation brought against the Company,
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets,
•	the inability of either segment to execute the cost reduction/Asian strategies outlined by each for the coming year,
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30

	2002	2003	2002	2003

Net sales	$839,277	$913,236	$2,488,329	$2,547,646

Cost of products sold	729,500	806,464	2,116,486	2,237,835

Gross profit	109,777	106,772	371,843	309,811

Selling, general and administrative	53,096	61,969	174,031	185,774

Adjustment for class action warranty	—	(3,900)	—	(3,900)

Restructuring charges	1,915	5,191	2,882	9,145

Operating profit	54,766	43,512	194,930	118,792

Interest expense	18,718	16,752	57,289	51,859

Other — net	(873)	(984)	(2,597)	(4,413)

Income before taxes	36,921	27,744	140,238	71,346

Provision for taxes	13,661	9,987	51,888	25,684

Net Income	$23,260	$17,757	$88,350	$45,662

Basic earnings per share	$0.32	$0.24	$1.21	$0.62

Diluted earnings per share	$0.31	$0.24	$1.19	$0.62

Weighted average shares outstanding

Basic	73,534	73,723	73,251	73,629

Diluted	74,354	74,293	74,128	74,010

Depreciation	$43,692	$46,380	$129,598	$135,256

Amortization of intangibles	$1,128	$1,101	$3,496	$3,326

Capital expenditures	$36,644	$34,090	$93,480	$107,494

Segment information

Net Sales

Tire	$464,401	$525,847	$1,311,470	$1,353,504

Automotive	381,477	392,159	1,196,871	1,209,518

Eliminations	(6,601)	(4,770)	(20,012)	(15,376)

Segment profit

Tire	27,367	33,591	107,708	63,482

Automotive	27,424	10,732	92,911	59,520

Unallocated corporate charges and eliminations	(25)	(811)	(5,689)	(4,210)

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CONSOLIDATED BALANCE SHEETS

	September 30

	2002	2003

Assets

Current assets:

Cash and cash equivalents	$180,129	$37,385

Accounts receivable	519,507	670,403

Inventories	299,095	284,714

Prepaid expenses, deferred income taxes and other	59,958	51,810

Total current assets	1,058,689	1,044,312

Property, plant and equipment	1,173,291	1,194,573

Goodwill	427,895	429,369

Intangibles and other assets	179,869	200,019

	$2,839,744	$2,868,273

Liabilities and Stockholders’ Equity

Current liabilities:

Notes payable	$17,323	$18,816

Trade payables and accrued liabilities	466,302	492,736

Income taxes	256	—

Current portion of debt	128,942	15,179

Total current liabilities	612,823	526,731

Long-term debt	899,164	876,654

Postretirement benefits other than pensions	207,233	217,720

Other long-term liabilities	110,728	247,667

Deferred income taxes	20,179	6,786

Stockholders’ equity	989,617	992,715

	$2,839,744	$2,868,273

These interim statements are subject to year-end adjustments.